Exhibit 99.1

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

FINANCIAL CONTACT:	MEDIA CONTACT:

Stephen G. Rutledge	David Rickey
Senior Vice President, CFO and Chief Investment Officer	Vice President – Public Relations (334)613-4034
(334)613-4500

ALFA CORPORATION ANNOUNCES ACQUISITION OF

VIRGINIA MUTUAL INSURANCE COMPANY

Montgomery, Alabama (September 12, 2006) – Alfa Corporation (NASDAQ:ALFA) today announced that it has executed a Plan of Conversion with Virginia Mutual Insurance Company (Virginia Mutual). Under the agreement, Virginia Mutual plans to convert from a mutual company to a stock company and simultaneously merge with a wholly owned subsidiary of Alfa Corporation. As a result of this mutual conversion, Virginia Mutual’s excess surplus will be distributed to eligible policyholders and Alfa Corporation will recapitalize the business in a new subsidiary, Alfa Alliance Insurance Corporation. Virginia Mutual and Alfa companies have participated in a Strategic Affiliation Agreement since August 10, 2001.

The Plan of Conversion is subject to the approval of the Virginia State Corporation Commission and the Virginia Mutual policyholders. Pending these approvals, the participants have a target completion date of January 1, 2007.

Alfa’s Chairman, President and Chief Executive Officer, Jerry A. Newby, said, “We have made great strides in the operations at Virginia Mutual and now must prepare for the future. A major step in this plan is to create an environment that is favorable for capitalizing and expanding this business as we move forward. To date, the Alfa companies have worked with Virginia Mutual through a quota share arrangement while also supporting their balance sheet with surplus debentures. As a wholly owned subsidiary of Alfa Corporation, this newly merged company will have access to Alfa Corporation’s total capital pool. These products will be marketed as Alfa Insurance to take advantage of Alfa’s brand as we continue our future expansion.”

Alfa Corporation is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on the NASDAQ Global Select Market under the symbol ALFA. For more information on the Company, visit www.alfains.com.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies — including political, economic, regulatory, climatic, competitive, legal, and technological — any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission.

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